                                  [letterhead]


EXHIBIT 99.1 TO FORM 8-K


                    AVONDALE REPORTS FISCAL YEAR-END RESULTS
                                    FOR 2003


         MONROE, GEORGIA...Avondale Incorporated, a Georgia-based textile manufacturer, reported results today for its fiscal year ended August 29, 2003. Reflecting continuation of extraordinarily difficult times for domestic manufacturers, sales declined from $660 million in fiscal 2002 to $591 million in fiscal 2003. A net loss of $7.7 million was produced in fiscal 2003 compared to a loss of $0.1 million in fiscal 2002.

         G. Stephen Felker, Chairman, President and Chief Executive Officer, noted that "Cyclical factors associated with weak consumer demand for textile and apparel products, and a fundamental shift in manufacturing from the United States to Asia, combined to reduce opportunities for sales of Avondale's products."

         In response to fundamental market shifts, Avondale closed an open-end yarn plant and a denim weaving operation in Alabama during fiscal 2003. Mr. Felker stated that "Avondale's loss before the restructuring charges of plant closings, the write-off of unproductive assets and the cost of early refinancing of debt was $2.6 million in fiscal 2003 and compared to earnings of $4.2 million on the same basis in fiscal 2002."

         The net loss before one-time restructuring charges of plant closings, the write-off of unproductive assets and the cost of early refinancing of debt is a non-GAAP financial measure. The company believes this measure is informative in comparing operating performances between periods and for comparing operating performance to other companies that have not incurred such charges. A reconciliation of this measure to GAAP net income is included in the financial data (Table 1) accompanying this press release.

         Capital expenditures during fiscal 2003 were $17 million, while debt, net of cash and the sale of receivables, was reduced in the year by $34 million. Mr. Felker added that "Capital expenditures were modest due to the superior condition of Avondale's facilities."

         Mr. Felker further observed that "Cyclical effects of poor retail sales are familiar to us. More unique today are the broad effects on global trade of the Chinese manipulation of their currency and other trade distorting strategies practiced by them. Also uncertain are the rules that will govern international trade in the near and long term due to the broad array of proposals and demands currently being negotiated. Unfortunately, it appears that Washington places little value on the manufacturing sector of the U.S. economy. Avondale will continue its strategy of offering innovative, high quality products while also initiating the development of a political force of textile associates and suppliers who, in the 2004 election cycle, will deliver votes aligned with the interests of Avondale."


                                      ####


FOR FURTHER INFORMATION CONTACT:

                               CRAIG S. CROCKARD
Corporate Vice President Planning and Development
Avondale Mills, Inc.
900 Avondale Avenue
Sylacauga, AL  35150-1899
(256) 249-1340

TABLE 1: RECONCILIATION OF NET LOSS BEFORE ONE-TIME RESTRUCTURING CHARGES OF PLANT CLOSINGS, THE WRITE-OFF OF UNPRODUCTIVE ASSETS AND THE COST OF EARLY REFINANCING OF DEBT TO GAAP NET INCOME
(unaudited; in millions)


                                                             Fiscal Year        Fiscal Year
                                                                Ended              Ended
                                                            Aug. 30, 2002      Aug. 29, 2003
                                                            -------------      -------------

GAAP net income (loss)                                         $(0.1)              $(7.7)

Restructuring charges &
   write-off of assets, net of taxes                             4.3                 2.6

Early financing of debt, net of taxes                             --                 2.5

Net loss before one-time restructuring charges
   of plant closings, the write-off of unproductive
   assets and the cost of early refinancing of debt
                                                               -----               -----
                                                               $ 4.2               $(2.6)
                                                               =====               =====


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